Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 The only transcription company with ListenLinkTM! Rate this transcript (CTRL + click): poor excellent New Earnings Call Natural Gas Services Group Call November 10, 2026 Operator: Good morning, ladies and gentlemen, and welcome to the Natural Gas Services Group, Inc. third quarter earnings conference call. At this time, all participants are in listen-only mode. Operator assistance is available at any time during the conference by pressing 0#. I would now like to turn the call over to Mr. Greg Wright. Please begin. Greg Wright: Thank you, Luke, and good morning, everyone. Before we begin, I would like to remind you that, during today's conference call, the company will be making forward-looking statements within the meaning of federal securities laws. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Finally, the company can give no assurance that such forward-looking statements will prove to be correct. NGS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, you should not place undue reliance on forward-looking statements. These and other risks are described in yesterday's earnings press release and in our filings with the SEC, including our Form 10-Q for the period ended September 30th, 2026 and our Form 8-Ks. These documents can be found in the Investor Relations section of our website located at www.ngsgi.com. Should one or more of these risks materialize or should underlying assumptions prove incorrect, actual results may vary materially. In addition, our discussions today will reference certain non-GAAP financial measures including EBITDA, adjusted EBITDA, adjusted net income, and adjusted gross margins, among others. For reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see yesterday's Exhibit 99.1

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 2 of 14 earnings release. I will now turn the call over to Justin Jacobs, Chief Executive Officer. Justin Jacobs: Thank you, Greg, and good morning, everyone. Joining me today is Ian Eckert, our Chief Financial Officer. As always, I want to begin by thanking the entire NGS team. I especially want to recognize our field service personnel. Their focus on reliability, unit performance, customer service is what allows us to deliver for our customers every day and ultimately drives the results we are reporting. This was our first full quarter with Flatrock, and two things stand out. First, the acquisition is already delivering against our expectations, and second, integrating it has not slowed our organic growth. We set more than 20,000 horsepower of new units in the quarter, and delivered record rental revenue and record adjusted EBITDA. When we announced the Flatrock acquisition, I described three strategic reasons for the transaction. It broadened our customer portfolio, increased our density in the Midland Basin and the Eagle Ford, and added a complementary fleet that expanded our electric compression platform. We are already seeing the benefits of all three. We are setting units and quoting additional projects with these customers. We are using our added density to respond faster and provide better service in these basins. We are finding opportunities to convert and upgrade small and medium horsepower units across the combined fleet. I'll cover each in more detail shortly. There was a fourth strategic reason for the acquisition, and it matters more than the other three: the people. The Flatrock team is already making NGS better. Flatrock brought a disciplined approach to fleet management, and their team members are now leading that work across the combined fleet. That work is the foundation for getting full value from our smart platform and the data we collect, which means better performance for our customers and greater efficiency for NGS. I want to thank them for what they have done in the five months since we came together. Last quarter, we said we would revisit our guidance once we had a full quarter of Flatrock, that we expected to add 55,000 horsepower organically this year and that we had more to do to put underutilized assets to work. Today, we are raising our full-year adjusted EBITDA guidance. We remain on track for 55,000 horsepower,

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 3 of 14 and we've agreed to sell our Tulsa fabrication facility. We are also increasing our quarterly dividend to $0.16 per share, 60% above where we started the program last year. I'll go through our four growth and value drivers with these points in mind. Our first growth and value driver is fleet optimization. This is about earning more from the fleet we already own. We made progress on both price and cost this quarter. Pricing continued to increase materially, driven by new large horsepower unit sets, contract renewals at higher rates, and the mix of the combined fleet. Despite rising labor, parts, and lubricant costs, rental adjusted gross margin improved from the second quarter. Ian will go into more detail on these numbers. We also made two advances in how we collect and use data. First, we implemented our new ERP system at the beginning of the quarter, and it is already producing results. It brings much more of our operating, maintenance, and financial information together and gives us a clearer, faster view of the fleet and the business. Second, we are rolling out the newest version of our smart platform. It is a step change in the amount of unit-level data we collect and what we can do with it. Together with the fleet management work I described earlier, we believe these investments will put NGS at the forefront of the industry in how we collect and use data. Using AI tools available today, that data should materially improve both our performance for customers and our operating efficiency. Our second growth and value driver is asset utilization. As I said last quarter, the question we ask of every asset is straightforward: is it producing an adequate return for our shareholders? If the answer is no, we improve its productivity or convert it into capital that can be deployed somewhere else. After the end of the quarter, we agreed to sell our Tulsa fabrication facility. We now outsource all new unit fabrication so we can focus on rental compression, which is a better business for us and the one where we have an advantage. The facility is a drag on earnings. We are turning an asset that generated no earnings into nearly $5 million we can reinvest in our fleet at or above our hurdle return. Fleet utilization remained high at approximately 88%. The large horsepower units remain basically at a frictional idle level. Beyond large horsepower, our main opportunity is in small and medium horsepower, and we are addressing it in three ways. First, we are converting units, including to electric drive. Second, we are

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 4 of 14 upgrading units to meet current customer requirements. Third, we are working with customers to better match the equipment in the field to what they need today, which can free up units that are in higher demand. Together, we expect these efforts to put more of our idle fleet back to work and improve returns on the fleet we already own. Our third growth and value driver is organic growth. We’ve updated our investor presentation and we added a new slide, slide 11, that I think is worth your time. It compares fleet horsepower growth over the last five years for the four public compression companies, both in total and organically. All of the data is public, but I haven’t seen it presented this way before. Excluding acquisitions, our fleet has grown organically at about 8% a year over that five-year period. Our public peers have grown organically in the low to very low single digits. I’d encourage you to look at that comparison alongside how the four companies are valued today. We are taking market share organically, and 2026 is the fourth consecutive year we have done so. Based on the opportunities we see today, I expect that to continue. Our goal is to keep growing faster than the industry. Through the third quarter, we have added approximately 43,000 horsepower organically, which keeps us on track for 55,000 horsepower for the year. Our organic growth continues to be focused on large horsepower and electric motor drive equipment, and the quoting activity I’ll describe in a moment points to the continued demand for both. Our fourth growth and value driver is accretive M&A. I said earlier that Flatrock is delivering against our expectations. Here’s what that looks like. Starting with customers, Flatrock brought strong relationships with large E&P customers, including two large public operators in the Midland Basin. Beyond the units we continue to set with them, we are quoting new large horsepower projects. Given equipment lead times, that work will take time to show up in our financial results, but it reflects the strength of the relationships Flatrock developed, and we intend to build on them. On density, more equipment, people, and customer activity in a basin improves both our efficiency and our responsiveness to customers. The Eagle Ford is a good example. Before the acquisition, our customers there told us they valued our service but wanted faster response times, and we did not have the density in the basin to provide that. Flatrock gives us that density, which lets us respond faster. On the fleet, the Flatrock fleet came to us in very good condition,

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 5 of 14 and that reflects how it was maintained. We are now using the Flatrock team structure and processes for fleet maintenance across the combined fleet. That shows up in our maintenance spending. It is in line with expectations and full-year guidance is only modestly above our initial 2026 range, even though the fleet is roughly 15% larger. Today, 10% of our rented horsepower is electric, and Flatrock’s experience converting small and medium horsepower units to electric drive is part of the conversion work I described earlier. Our acquisition framework remains disciplined. We will continue to evaluate opportunities based on strategic fit, customer mix, basin position, fleet characteristics, and valuation. Turning to the market, compression demand is driven by production volumes in the upstream and throughput volumes in the midstream, and the outlook is strong for both oil and natural gas. On the oil side, WTI remains elevated, driven by geopolitical instability and a global drawdown in crude inventories. We do not expect prices to stay at these levels indefinitely, and our business does not depend on them. With that said, we continue to see new unit activity. We have significant quoting activity for the rest of ‘26 and ‘27, and we are seeing large requests for proposals for the second half of 2027 and into 2028. On natural gas, the two largest sources of new demand are LNG exports and power generation. US LNG exports averaged about 17.4 billion cubic feet per day in the first half of this year, nearly 50% higher than in 2023. Projects already under construction are expected to increase that by roughly another 50% by 2030, with some industry estimates pointing to considerably higher growth. That gas has to be produced, gathered, processed, and transported, and compression is required across these stages. For power generation, including demand driven by data centers, the range of outcomes is wider than for LNG, but many industry forecasts put the incremental gas demand through 2030 at levels comparable to the growth from LNG exports. Policy changes could reduce that to some extent, but we expect the increase to remain material. For NGS, this is showing up in our new business activity. We are quoting more midstream applications than at any point in our history. Combined with the continued demand for gas lift on the oil side, that gives us a positive outlook. At the same time, the supply of new large horsepower compression equipment remains constrained with extended lead times for engines and fabrication. A

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 6 of 14 combination of strong demand and constrained equipment supply supports high utilization and a constructive pricing environment. We are also operating in an inflationary environment. Labor, parts, and lubricant costs continue to rise and we are not immune to that. We will continue to use pricing, operating data, and disciplined execution across procurement and our field operations to help manage those pressures while maintaining the service levels our customers expect. With that, I’ll turn the call over to Ian to discuss our financial results in more detail. Ian Eckert: Thank you, Justin. And good morning to those joining us on the call today. As Justin said, this was our first full quarter with Flatrock, and it produced record rental revenue and adjusted EBITDA. Third quarter rental revenue reached $58.9 million, increasing $9.5 million or 19.1% from the second quarter. Total revenue was $61.3 million compared to $51.4 million last quarter. The largest contributor was Flatrock’s first full quarter with the balance coming from more than 20,000 horsepower of organic fleet additions and pricing improvements. Rental revenue per horsepower per month reached $29.13 in the quarter. With the addition of Flatrock, we are normalizing this metric to exclude a small amount of rental revenue unrelated to compressor horsepower. On this basis, rental revenue per horsepower per month was $28.75, an increase of 6.2% year over year, underscoring the continued improvement in the underlying economics of our rental fleet. Rental adjusted gross profit increased $6.4 million sequentially to $36.6 million, and rental adjusted gross margin percentage improved to 62.2% compared to 61.1% in the second quarter. For the first nine months, rental adjusted gross margin was approximately 62%, above the 61% we reported in the same period in 2025. We reached that improvement despite higher operating costs, most notably, lubricant oil. We are managing lubricant costs through purchasing discipline, a growing mix of electric units, contractual fluid surcharges, and pricing where available. We do not expect to recover every increase immediately, and lubricant inflation remains a headwind.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 7 of 14 Reported SG&A expense was $9.4 million, compared with approximately $9.9 million in the second quarter. Third quarter SG&A included approximately $800,000.00 of transaction and integration costs related to Flatrock down from $3.3 million last quarter, and approximately $300,000.00 of non-cash amortization of capitalized implementation costs for our new ERP system. That amortization will recur, and it is added back in our adjusted EBITDA reconciliation. Excluding stock-based compensation, integration costs, and ERP amortization, primary SG&A, as defined in our 10-Q, was approximately $7.3 million or 11.9% of revenue compared with 12.1% in the prior year quarter. This reflects our continued focus on fixed cost leverage while supporting a much larger fleet. Adjusted EBITDA reached a record $29.6 million, an increase of $4.6 million or 18.2% sequentially, and 42.2% when compared to the prior year quarter. Net income was $5.6 million or $0.43 per diluted share, while adjusted net income was approximately $6.2 million or $0.48 per diluted share. The difference between reported and adjusted results primarily reflects the aforementioned transaction and integration costs. Looking ahead, we expect the fourth quarter to be the final period of meaningful integration-related expenses, with our remaining efforts focused on optimizing the combined cost structure to generate additional fixed cost leverage. Consistent with our historical treatment, these expenses will be excluded from adjusted results. Moving on to capital allocation. Third quarter capital expenditures were $25.9 million, including $20.6 million of growth capital and $5.3 million of maintenance capital. The increase from $18.8 million in the second quarter reflects higher growth spending as unit deployments ramped up. For the first 9 months, we invested approximately $48.2 million in growth capital and $11.7 million in maintenance capital consistent with our updated full-year ranges. Another meaningful development since our last call is the agreement to sell our Tulsa fabrication facility for $4.75 million. The transaction remains subject to closing conditions, with completion expected by the end of November. The facility had a net carrying value of approximately $1.5 million at quarter end. If the sale closes as expected, we will recognize a gain of approximately $3 million in the fourth

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 8 of 14 quarter. This will be excluded from adjusted EBITDA. We ended the quarter with $340 million outstanding under our $500 million credit facility. Up $12 million from June, and approximately $140 million of borrowing base availability. Our leverage ratio was 2.8 times, leaving meaningful headroom below our 3.5 times bank covenant. That capacity supports organic growth, the Flatrock integration, and shareholder returns. In fact, we returned approximately $5.2 million to shareholders through dividends during the first 9 months and have announced a fourth quarter dividend of $0.16 per share, up 6.7% from the third quarter and 60% above the initial dividend established just over a year ago. We have a $6 million share repurchase authorization in place, which gives us flexibility to make opportunistic share repurchases. In summary, the third quarter showed earnings power of the combined fleet, continued organic growth, and improving rental margins despite inflation. Our priority is to turn that larger base into growing cash flow and strong returns on capital. With that, I'll turn the call back to Justin to discuss our updated guidance and closing comments. Justin Jacobs: Thank you, Ian. Based on our third quarter results, a full quarter of Flatrock, and our organic fleet additions, we are increasing our full year 2026 adjusted EBITDA guidance to $105 million to $108 million from our previous range of $103 million to $108 million. With a full quarter of Flatrock behind us and better visibility into equipment timing, we're narrowing our full-year growth capital expenditure guidance to $60 to $75 million from $60 to $80 million, with no change to our horsepower expectations. Maintenance capital expenditure guidance remains unchanged at $15 to $19 million. I said at the start that two things stood out this quarter. Flatrock is delivering against our expectations and integrating it has not slowed our organic growth. We intend to keep it that way. NGS is a larger and more capable company than it was a year ago, and I do not believe we are close to exhausting the opportunities in front of us. Luke, we are now ready to open the call for questions. Operator: Ladies and gentlemen, at this time we will conduct the question and answer session. If you would like to state a question, please go ahead and press 7# on your phone now and you'll be placed in the queue in the order received. You can press #7 again to remove yourself from the queue. We're now ready to begin. Our first question comes from Rob Brown, Lake Street Capital Markets. Go ahead, please. Rob Brown: Good morning.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 9 of 14 Justin Jacobs: Good morning, Rob. Rob Brown: My question is really on kind of the growth expectations in the next year. I know you've gotten some good progress with Flatrock, and I know you talked about expanding pipeline, but just wanted to get your sort of view on kind of growth, how you view growth into '27 and I guess '28, potentially, but how do you sort of view the growth steps here? Justin Jacobs: Sure. Morning, Rob. Thanks for the question and joining. You know, as you read the release, obviously there's no formal guidance for 2027 at this point. We'll have that on the fourth quarter call. The way I would describe it is there are a meaningful number of equipment commitments through 2027, enough that I am confident 2027 will be the fifth year of market share gains for us. The customer RFP activity for 2028 is already underway, and there is strong demand for large horsepower and electric drive equipment. And so, as we look at the growth rate going forward, without providing numbers at this point, we continue to expect it to be strong. Rob Brown: Okay, great. Got it. And then on the inflationary environment, you talked about in several categories, how’s the visibility there? Is it a moving target and changing quite rapidly, or do you feel like it’s a well-understood inflationary trajectory that you can handle? Ian Eckert: Rob, thanks for the question. I’m certainly not going to attempt to forecast future inflation, but I can speak to the actions we’re taking to mitigate its impact, which I think are reflected in our year-over-year margins in the third quarter. First, we’re continuing to high-grade our fleet toward larger horsepower equipment with more attractive operating economics. Second, we’re maintaining price discipline on renewals and new contracts. And third, we’re passing along lubricant inflation contractually, though that’s not applicable in all cases. I think these initiatives have helped us to expand our rental gross margins despite those inflationary pressures, and we believe they do position us well to continue protecting profitability going forward. Rob Brown: Okay, great. Thank you. I’ll turn it over. Justin Jacobs: Thanks, Rob.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 10 of 14 Operator: Thank you very much. Our next question comes from Nate Pendleton with Texas Capital. Nate Pendleton: Good morning, and congrats on the great update. Justin, I wanted to go back to slide 11. You’ve continued taking market share over the past several years. How would you characterize competition for new large horsepower awards today, and have the differentiating factors changed at all? Justin Jacobs: Thanks for joining, Nate. – I think it clearly remains a competitive environment, even in the large horsepower. There are a number of factors that I think drive the customer decision, and it certainly varies by customer how much they’ll weigh each of these different factors, but I think first is the quality of the equipment, specifically the technology on that equipment, along with the service provided by the field service personnel. I look at those two things combined and say, ultimately, that drives your customer performance, your runtime for them. The next is equipment availability and the final is pricing. I think those are the main factors that have driven our competitive wins over time. I think those are the factors that will drive it going forward, and it just depends on the customer how much they may weigh each of those different factors. Nate Pendleton: Got it. Thanks, Justin. And as my follow-up, this quarter you increased the dividend again and you still have an active share repurchase program available. Can you provide an update on how the team is looking at capital allocation between shareholder returns and leaning further into growth during this investment cycle? Ian Eckert: Yes. Nate, I think we believe the recent share price weakness doesn’t reflect the underlying value of our business. And if that weakness persists, I think we intend to be opportunistic with our $6-million repurchase authorization, particularly when the implied multiple on forward-adjusted EBITDA offers returns comparable to our organic growth investments. We’ve been unable to repurchase shares over the past several weeks due to the earnings blackout period, and at this point, we’re exploring a 10b5-1 plan to provide us greater flexibility going forward during these blackout periods. Justin Jacobs: I think the piece I would add on to that, Nate, is we don’t view it as an “or” situation with our prudent level of leverage and the strong cash flow

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 11 of 14 characteristics of the business. It’s an “and” situation for us. We have the opportunity to continue to grow at levels beyond the industry organically, look to do strategic transactions, and provide return of capital to shareholders, both in the form of dividends and potentially share buybacks. Nate Pendleton: All right. Thanks for taking my questions. Ian Eckert: Appreciate it, Nate. Operator: Thank you very much. Next is Tate Sullivan with the Maxim Group. Go ahead, please. Tate Sullivan: Thank you. Good morning. Justin, you mentioned meaningful midstream bidding opportunities. Is that something mostly that Flatrock brought, or is that from NGS side as well too? And then a follow-up on that question. Justin Jacobs: Yes. It’s been a mix, although it is more on the NGS side. Although I think that - I don’t necessarily read anything into that. I would expect that to be the case with the sizes of the fleet. So, it’s been a little bit of both, but it’s probably tilted significantly more towards the NGS-driven side. Tate Sullivan: And is that opportunity in the midstream all for new and larger compressors that you’re building, or can you move some compressors from well pad locations to the midstream opportunity? Justin Jacobs: It’s a mix of newly fabricated and existing equipment, and that’s something that we look at as we are recontracting existing large horsepower. It is all large horsepower, though, in terms of the application size. Tate Sullivan: And I imagine the contracts in the midstream space may be longer, many more years than the smaller horsepower, similar to the large horsepower market with the well pad? Justin Jacobs: It’s pretty similar in what we’ve seen on the oil upstream versus midstream. I wouldn’t say, at least I haven’t seen a material difference there.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 12 of 14 Tate Sullivan: Okay. And lastly, a follow-up on the sale of the Tulsa facility. So, after that sale is complete, will you no longer have a sales business line and revenue, compressor sales? Ian Eckert: Tate, I do believe we’ll still have some degree of sales, but they will be muted. Ultimately, that facility was used largely for internal fabrication of new units. Justin Jacobs: And just as a follow-up on that, Tate, to confirm, we’re not going to be selling new fabrication packages to third parties. We hadn’t been doing that for a period of years now. It was only for the internal fleet, and now that will be entirely third party. Tate Sullivan: Okay. Thank you very much. Justin Jacobs: Thank you, Tate. Operator: Thank you very much. And again, if you have a question, please go ahead and press 7#. Our next question comes from Jim Rollyson with Raymond James. Go ahead, please. Jim Rollyson: Good morning, guys. Congrats on a great quarter and congrats on the new logo. Justin Jacobs: Thank you, Jim. Ian Eckert: Thank you, Jim. Jim Rollyson: I guess, Justin, maybe just high-level thought on how you’re thinking about the business outlook post-midterm elections, and reaction in share prices of you and your peers, just from a high level from your point of view. Justin Jacobs: In terms of the effect of the recent elections, I think it’s going to take some time to truly understand what that is, really beyond our industry, even direct impacts on us as a company or even as an industry. As we look out over the next several years, I went through in the market outlook what we see on the upstream side as it relates to oil, and more in the midstream as it relates to natural gas, I think the factors that are driving a very strong environment are likely to continue. Maybe on

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 13 of 14 the data center impacts, that will be somewhat more limited than it was - or somewhat reduced from previous expectations. As it relates specifically to the stock price, it’s not something that ultimately in the short term that we can control. What we can control is the strategy of the business, how we execute, how we perform for customers. I view it as an opportunity to go out and talk to our existing shareholders and new shareholders, and tell them about what we’ve achieved and what I think we’re going to achieve in the future. Jim Rollyson: Makes sense. And just as a follow-up on Tulsa sale, congrats on getting that done. I would suspect Midland real estate is doing reasonably well, at least with this oil price environment we’ve had this year. Curious on any update on how you’re thinking about timing there. I know you’re trying to maximize that as opposed to just complete a sale. So, I figured I’d check in on that. Justin Jacobs: Yes. Really, no update on the other real estate properties. We’re continuing to market and we want to get, I think, a fair value for them, a place that we can transact where our shareholders are properly rewarded. And obviously, someone is willing to buy it. We don’t feel pressure that it needs to be done tomorrow, but we also don’t need to hold out and get the last penny, is how I would generally describe it. Jim Rollyson: Makes sense. Well, again, another great quarter. Appreciate it, guys. Justin Jacobs: Thank you, Jim. Operator: Thank you very much. And we don’t have any other questions. Justin Jacobs: Okay. Well, thank you, everyone, for your time and your questions today. I want to thank the entire NGS team, including our new team members from Flatrock, for a strong first full quarter together. We look forward to updating you on our progress next quarter. Thank you. Operator: Thank you, everyone. And this concludes today’s conference call. Thank you for attending.

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